Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Taras R. Proczko 312 372-6300
Web Site: www.hartmarx.com

Hartmarx Corporation Signs Stalking Horse Purchase Agreement with
Emerisque Brands U.K. Limited and SKNL North America
•  Bid represents substantial progress to maximize value
•  Next step includes approval of bidding process

CHICAGO, IL, May 22, 2009 -- Hartmarx Corporation (HTMXQ), one of the last remaining American clothing manufacturers with iconic Made in America brands, today announced that it has entered into a “stalking horse” asset purchase agreement with Emerisque Brands U.K. Limited and SKNL North America, B.V. for substantially all assets of Hartmarx.

Hartmarx said it filed motions late Thursday with the Bankruptcy Court for the Northern District of Illinois to conduct what is known as a 363 sale of assets, which allows for an expedited sale process with the aim of preserving maximum value for all stakeholders.  Under the terms of the agreement, which is subject to court approval and certain other closing conditions, the buyer will acquire substantially all of the assets for $70.5 million in cash and a Junior Secured Note with a face value of $15.0 million, subject to adjustment as of the closing date for changes in the company’s borrowing base.  The buyer has also agreed to assume certain liabilities of Hartmarx estimated to total approximately $33.5 million.

Homi B. Patel, chairman and chief executive officer of Hartmarx Corporation, commented, "We are very pleased to have taken this first yet very important step in resolving the future of Hartmarx as a continuing enterprise.  In this challenging economic environment, at the present time the Emerisque offer is the best and highest offer we have received and sets a base-line for a transaction to be completed consistent with our DIP financing agreement.  However, we will need continuing lender and other stakeholder support to meet the significant challenges of closing this or any alternative transaction.

"We are extremely grateful to all our stakeholders, in particular, our loyal retail customers who have gone out of their way to place orders with us in this difficult period, our suppliers who have continued to work with us, and most importantly, our almost 3,000 employees, both union and non-union who continue to be the backbone of this company through thick and thin.  We hope that the new owners, whoever they may ultimately be, understand that in addition to our 120-year history and time-honored brands, our customers, suppliers and employees are assets that you don't see on our balance sheet," Mr. Patel concluded.

Michael Buenzow, senior managing director at FTI Consulting, Inc. and Hartmarx's chief restructuring officer, stated, "This is a key step in a process designed to enhance the value of the Hartmarx estates.  Hartmarx and its advisors will continue to work with all potential bidders to maximize value for the benefit of all stakeholders."

Moelis & Company LLC and FTI Consulting, Inc. are the company's financial advisors.  Skadden, Arps, Slate, Meagher & Flom, LLP are the company's legal advisors.

On January 23, 2009, Hartmarx Corporation and 50 of its wholly-owned U.S. subsidiaries filed voluntary petitions for protection under chapter 11 of the United States Bankruptcy Code.  Prior to court approval of the Agreement, there will be a competitive bidding process which is intended to achieve the highest possible value for the company’s stakeholders.  Once the bidding procedures have been approved by the court, the company will announce the initiation of the formal bidding process.  The bidding procedures, if approved, call for qualified interested parties to submit binding offers to acquire all or some of Hartmarx’s assets within approximately four weeks of court approval of the bidding procedures.  Assuming qualified bids are submitted, an auction would be held and then followed by a court hearing to approve the sale to the winning bidder or bidders.

Hartmarx's Chapter 11 case in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, has been assigned the number 09-02046, the Honorable Judge Black presiding.  Information about the bankruptcy case, including orders entered and filings can be found at http://www.kccllc.net/hartmarx.

Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Monarchy, Manchester Escapes, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Brannoch, Sansabelt, Exclusively Misook, Barrie Pace, Eye, Christopher Blue, Wörn, One Girl Who . . . and b.chyll.  In addition, the company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Pierre Cardin, Lyle & Scott, Golden Bear and Jag.  The company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.  For more information, please visit the company's website at www.hartmarx.com.

The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology.  Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements.  The statements could be significantly impacted by such factors as the  ability of the company to continue as a going concern, the ability of the company to operate pursuant to the terms and conditions of its debtor-in-possession financing, the ability of the company to pursue and consummate strategic alternatives under the chapter 11 cases, including, but not limited to, the sale of some or all of the company's assets, the company's ability to obtain court approval with respect to motions in the chapter 11 proceedings, the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases, risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the bankruptcy cases to chapter 7 cases, the ability of the company to obtain and maintain normal terms with vendors and service providers, the company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the company's liquidity or results of operations, the level of consumer spending for men's and women's apparel, the prevailing retail environment, the company's relationships with its employees, suppliers, customers, licensors and licensees, actions of competitors that may impact the company's business and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the company has no control.  The reader is also directed to the company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the company's results of operations and financial condition.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the company's various pre-petition liabilities and common stock. No assurance can be given as to what values, if any, will be ascribed in the chapter 11 proceeding to each of these constituencies. Accordingly, the company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.

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